COMMUNITY BANKS, INC. SUBSTITUTE
                        PENNROCK FINANCIAL SERVICES CORP.
                          STOCK INCENTIVE PLAN OF 2002


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                        TABLE OF CONTENTS

 ARTICLE                                                                 PAGE
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Article 1.     PURPOSE OF THE PLAN; ASSUMPTION; TYPES OF AWARDS            1

Article 2.     DEFINITIONS                                                 2

Article 3.     ADMINISTRATION                                              4

Article 4.     TERMS AND CONDITIONS OF STOCK OPTION AWARDS                 5


Article 5.     EXERCISE OF OPTIONS FOLLOWING TERMINATION OF EMPLOYMENT     7

Article 6.     GENERAL PROVISIONS                                          9


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                        COMMUNITY BANKS, INC. SUBSTITUTE

                        PENNROCK FINANCIAL SERVICES CORP.

                          STOCK INCENTIVE PLAN OF 2002

         ARTICLE 1. PURPOSE OF THE PLAN; ASSUMPTION; TYPES OF AWARDS

         1.1 Purpose. The PennRock Financial Services Corp. Stock Incentive Plan of 2002 (the "PennRock Plan") was established in order to provide selected key employees of PennRock Financial Services Corp. ("PennRock") and its subsidiaries with an opportunity to acquire common stock of PennRock. The PennRock Plan was designed to help the corporation attract, retain and motivate selected key employee to make substantial contributions to the success of the corporation's business and the businesses of its subsidiaries. Awards were granted to key employees based, among other things, on the Participant's level of responsibility within the corporation.

         1.2 Assumption of PennRock Plan by Community

         (a) On July 1, 2005 (the "Effective Date"), PennRock was merged with and into Community Banks, Inc. ("Community"), with Community surviving such merger, under the name, articles of incorporation and bylaws of Community, pursuant to an Agreement dated as of November 16, 2004 (the "Merger Agreement"), by and between Community and PennRock.

         (b) On the Effective Date, pursuant to the Merger Agreement, each outstanding option to purchase PennRock common stock under the PennRock Plan that remained unexercised was vested pursuant to the terms of the PennRock Plan and automatically converted into a substitute option ("Option") to purchase Community common stock (the "Common Stock").

         (c) The number of shares subject to each substitute stock option and the exercise price for those shares were adjusted to prevent any alteration of the economic value of the original option, as measured immediately prior to and immediately following the Effective Date.

         (d) All of the stock options for shares of PennRock common stock outstanding under the PennRock Plan immediately prior to the Effective Date were automatically converted into substitute options on the Effective Date. The number of shares of Common Stock subject to each substitute stock option is equal to the product of the number of shares of PennRock common stock originally subject to that option times one and four-tenths (1.40) (the "Exchange Ratio" as provided and defined in the Merger Agreement)). As a result, Options 100% vested and presently exercisable for 180,967 shares of Common Stock are outstanding.

         (e) This Community Banks, Inc. Substitute PennRock Financial Services Corp. Stock Incentive Plan of 2002 (the "Plan") reflects Community's assumption of the PennRock


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Plan and of the stock options outstanding under the PennRock Plan as of the
Effective Date, on the terms and conditions provided in the Merger Agreement, and Community's determination to delete provisions of the PennRock Plan inapplicable to such outstanding options. The Plan amends and restates the PennRock Plan accordingly

         1.3 Form of Award. Incentive Stock Options and Nonqualified Stock Options were awarded within the limitations of the Plan herein described.

                             ARTICLE 2. DEFINITIONS

         2.1 "Agreement." A written instrument evidencing the award of an Option. A Participant may have been issued one or more Agreements from time to time, reflecting one or more Awards.

         2.2      "Award." The grant of an Option.

         2.3      "Board." The board of directors of Community.

         2.4      "Code." The Internal Revenue Code of 1986, as amended.

         2.5 "Committee." The committee, if any, which the Board appoints to administer the Plan.

         2.6 "Common Stock." The common stock of Community ($5.00 par value) as described in Community's Articles of Incorporation, or such other stock as shall be substituted therefore.

         2.7 "Community." Community Banks, Inc., a Pennsylvania business corporation.

         2.8 "Employee." Any common law employee of Community or a Subsidiary.

         2.9 "Exchange Act." The Securities Exchange Act of 1934, as amended.

         2.10 "Incentive Stock Option." A Stock Option intended to satisfy the requirements of Code Section 422(b).

         2.11 "Nonqualified Stock Option." A Stock Option other than an Incentive Stock Option.

         2.12 "Option." An award of a right to purchase Common Stock pursuant to the provisions of the Plan.

         2.13 "Optionee." A Participant who is awarded a Stock Option pursuant to the provisions of the Plan.


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         2.14     "Participant." A key employee to whom an Award has been
                  granted and remains outstanding and subject to the conditions of the Plan.

         2.15 "Plan." The Community Banks, Inc. Substitute PennRock Financial Services Corp. Stock Incentive Plan of 2002.

         2.16     "Retirement." The termination of a Participant's employment
                  (i) following attainment of age 65, (ii) following attainment of age 55 and accumulation of ten or more consecutive years of service with Community (including service with PennRock) and/or its Subsidiaries, as reflected in the personnel records of such entities, or (iii) under circumstances that otherwise comply with Community's retirement policies then in effect.

         2.17     "Securities Act." The Securities Act of 1933, as amended.

         2.18     "Subsidiary." A subsidiary corporation, as defined in Code
                  Section 424(f), that is a subsidiary of a relevant corporation.

                            ARTICLE 3. ADMINISTRATION

         3.1 The Committee. Subject to the provisions of Section 3.4, the Plan shall be administered by a committee of the Board composed of two or more members of the Board, all of whom are (a) "non-employee directors" as such term is defined under the rules and regulations adopted from time to time by the Securities and Exchange Commission pursuant to Section 16(b) of the Exchange act, and (b) "outside directors" within the meaning of Code Section 162(m). The Board may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, howsoever caused, shall be filled by the Board.

         3.2      Powers of the Committee.

                  (a) The Committee shall be vested with full authority to make such rules and regulations as it deems necessary or desirable to administer the Plan and to interpret the provisions of the Plan, unless otherwise determined by a majority of the disinterested members of the Board. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive and binding upon all Participants and any person claiming under or through a Participant, unless otherwise determined by a majority of the disinterested members of the Board.

                  (b) The Committee does not have authority to grant any stock options under the Plan in addition to the Options set forth in Section 1.2 hereof.

         3.3 Liability. No member of the Board or the Committee shall be liable for any action or determination made in good faith by the Board or the Committee with respect to this Plan or any Awards granted under this Plan.



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         3.4 Administration by the Board. In lieu of the appointment of a
Committee to administer the Plan, the Board may administer the Plan itself, in which case references herein to (i) action by the Committee shall be deemed a reference to action by the Board, and (ii) approval of Committee action by a disinterested majority of the Board shall not apply.

             ARTICLE 4. TERMS AND CONDITIONS OF STOCK OPTION AWARDS

         4.1 Total Number of Shares Authorized. The total number of shares of Common Stock subject to Options under the Plan is 180,967, subject to adjustment in accordance with this Section. If the shares of Common Stock shall be changed into or exchanged for a different number or kind of shares of Common Stock of Community or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, stock split, combination of shares or otherwise), or if the number of such shares of Common Stock shall be increased through the payment of a stock dividend, then there shall be substituted for or added to each share of Common Stock subject to an Option under the Plan and to the maximum number of shares of Common Stock that may be subject to Options as set forth in this Section, the number and kind of shares into which each outstanding share of Common Stock shall be exchanged, or to which each such share shall be entitled, as the case may be. Where appropriate, outstanding Options shall also be amended by the Committee as to its exercise price and other terms as may be necessary to equitably reflect the foregoing events. If there shall be any other change in the number or kind of outstanding shares of Common Stock, or any shares into which such shares shall have been changed, or for which the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in any outstanding Options, such adjustments shall be made in accordance with the Committee's determination.

         4.2 Shares Available. The Common Stock to be issued under the Plan shall be Community's Common stock which shall be made available at the discretion of the Board, either from authorized but unissued Common Stock or from Common Stock acquired by Community, including shares purchased in the open market. In the event that any outstanding Award under the Plan for any reason expires, terminates or is forfeited, the shares of Common Stock allocable to such expiration, termination or forfeiture may thereafter be used for the purpose of this Plan.

         4.3 No Further Eligible Optionees. Other than the persons who received Options on the Effective Date pursuant to the Merger Agreement, no persons are eligible to participate in the Plan. Prior to the Effective Date, the persons eligible to participate in the PennRock Plan were officers, key employees and directors of PennRock and its subsidiaries.

         4.4 Exercise Price. The per share exercise price of the Common Stock covered by each Option is equal to the original exercise price of the option granted by PennRock, divided by the Exchange Ratio, provided that the exercise price shall be rounded down to the nearest whole cent. The exercise price shall be subject to adjustment as provided in Section 4.1.

         4.5 Limitation on Incentive Stock Options. The aggregate fair market value (determined as of the date an Option is granted) of the Common Stock with respect to which


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Incentive Stock Options are exercisable for the first time by any individual in any calendar year (under the Plan and all other plans maintained by Community and Subsidiaries) shall not exceed $100,000.

         4.6      Transferability of Options.

                  (a) Except as provided in subsection (b), an Option granted hereunder shall not be transferable other than by will or the laws of descent and distribution, and such Option shall be exercisable, during the Optionee's lifetime, only by him or her.

                  (b) An Optionee may, if and to the extent provided in an Agreement, transfer a Nonqualified Stock Option for no consideration to or for the benefit of one or more members of the Optionee's "immediate family" (including a trust, partnership or limited liability company for the benefit of one or more of such members), and the transferee shall remain subject to all terms and conditions applicable to the Option prior to its transfer. The term "immediate family" shall mean an Optionee's spouse, parents, children, stepchildren, adoptive relationships, sisters, brothers and grandchildren (and, for this purpose, shall also include the Optionee).

         4.7 Term and Vesting. Each Option granted under the Plan shall terminate on the date determined by the Committee and approved by a majority of the disinterested members of the Board, and specified in the Agreement; provided, however, that (i) each intended Incentive Stock Option granted to an individual who owned more than ten percent of the voting power of PennRock at the time of grant shall terminate not later than five years after the date of the grant of the original PennRock stock option, (ii) each other intended Incentive Stock Option shall terminate not later than ten years after the date of grant of the original PennRock stock option, and (iii) each Option granted under the Plan which is intended to be a Nonqualified Stock Option shall terminate not later than ten years and one month after the date of grant of the original PennRock stock option. Each Option granted under the Plan is 100% vested and presently exercisable.

         4.8      Exercise.
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                  (a) Subject to the provisions of Article 5, an Option may be exercised only during the continuance of the Optionee's employment.

                  (b) A person electing to exercise an Option shall give written notice to Community of such election and of the number of shares she or she has elected to purchase, in such form as the Committee shall have prescribed or approved, and shall at the time of exercise tender the full exercise price of the shares he or she has elected to purchase. The exercise price shall be paid in full, in cash, upon the exercise of the Option; provided, however, that in lieu of cash, if permitted in the relevant Agreement, an Optionee may exercise an Option by tendering to Community shares of Common Stock owned by him or her and having a fair market value (as determined by the Committee) equal to the cash exercise price applicable to the Option. Notwithstanding the foregoing, Common Stock acquired pursuant to the exercise of an Incentive



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Stock Option may not be tendered as payment unless the holding period requirements of Code Section 422(a)(1) have been satisfied, and Common Stock not acquired pursuant to the exercise of an Incentive Stock Option may not be tendered as payment unless it has been held, beneficially and of record, for at least six months (or, as may from time to time be determined by the Committee, such longer time as may be required by applicable securities law or accounting principles to avoid adverse consequences to Community or a Participant).

                  (c) A person holding more than one Option at any relevant time may, in accordance with the provisions of the Plan, elect to exercise such Options in any order.

                  (d) At the request of the Participant and to the extent permitted by applicable law, the Committee may, in its sole discretion, selectively approve arrangements whereby the Participant irrevocably authorizes a third party to sell shares of Common Stock (or a sufficient portion of the shares) acquired upon the exercise of an Option and to remit to Community a sufficient portion of the sales proceeds to pay the entire exercise price and any tax withholding required as a result of such exercise.

         4.9      Corporate Changes/ Adjustments.

                  (a) The grant of an Award pursuant to the Plan shall not affect in any way the right or power of Community to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge, to consolidate, to dissolve, to liquidate or to sell or transfer all or any part of its business or assets.

                  (b) A liquidation or dissolution of Community, a merger or consolidation in which Community is not the surviving Corporation, or a sale of all or substantially all of Community's assets shall cause each outstanding Award to terminate, except to the extent that another corporation may and does, in the transaction, assume and continue the Awards or substitute its own awards.

                  (c) Fractional Shares. Fractional shares resulting from any adjustment in Awards pursuant to this article shall be rounded down to the nearest number of whole shares.

                  (d) Binding Determination. To the extent that the foregoing adjustments relate to stock or securities of Community, such adjustments shall be made by a majority of the disinterested members of the Board, whose determination in that respect shall be final, binding and conclusive. Notice of any adjustment shall be given by Community to each holder of an Award which shall have been so adjusted.

                                   ARTICLE 5.
             EXERCISE OF OPTIONS FOLLOWING TERMINATION OF EMPLOYMENT



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         5.1      Retirement.  In the event of an Optionee's termination of
employment due to Retirement, his or her Option shall lapse at the earlier of the expiration of the term of the Option or;

                  (a) in the case of an Incentive Stock Option, three months from the date of Retirement; and

                  (b) in the case of a Nonqualified Stock Option, up to 24 months from the date of Retirement (as specified in the relevant Agreement).

         5.2 Death or Total and Permanent Disability. In the event of termination of an Optionee's employment due to death or being "disabled" (within the meaning of Code Section 22(e)(3)), his or her Option shall lapse at the earlier of (a) the expiration of the term of the Option, or (b) one year after termination due to such a cause.

         5.3 Termination for Cause. In the event of an Optionee's termination of employment "for cause," his or her Option shall lapse on the date of such termination. Termination "for cause" shall mean the Optionee was terminated after:

                  (a) any government regulatory agency recommends or orders in writing that Community or a Subsidiary terminate the employment of the Optionee or relieve him or her of his or her duties;

                  (b) the Optionee is convicted of or enters a plea of guilty of nolo contendere to a felony, a crime of falsehood, or a crime involving fraud or moral turpitude, or the actual incarceration of the Optionee for a period of 45 consecutive days;

                  (c) the Optionee willfully fails to follow the lawful instructions of the Board after receipt of written notice of such instructions, other than a failure resulting from the Optionee's incapacity because of physical or mental illness; or

                  (d) a finding is made by the Board that such termination is otherwise in the best interest of Community.

         5.4      Special Termination Provisions.

                  (a) In the case of a corporate downsizing or other circumstances where it is deemed equitable to do so, the Committee may, in its discretion and subject to the approval of a majority of the disinterested members of the Board, waive the otherwise applicable lapse provision of the Option of a Participant and permit its exercise until a date which is the earlier of the expiration of the term of the Option or;

                           (i) in the case of an Incentive Stock Option, three months from the date of termination of employment; and



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                           (ii) in the case of a Nonqualified Stock Option, up
         to 24 months from the date of termination of employment (as specified in the relevant resolution).

                  (b) No exercise of discretion under this section with respect to an event or person shall create an obligation to exercise such discretion in any similar or same circumstance.

                  (c) Except as otherwise provided elsewhere in this article or unless otherwise provided in a relevant Agreement, in the event of an Optionee's termination of employment at the election of Community or in the event of termination of employment at the election of an Optionee, his or her Option shall lapse at the earlier of (i) the expiration of the term of the Option, or
(ii) three months after such termination.

                         . ARTICLE 6. GENERAL PROVISIONS

         6.1 Effective Date. The Plan shall be effective as of July 1, 2005, the Effective Date of the Merger.

         6.2 Amendment and Termination of the Plan. The Plan may be amended by the Board except that the Board may not revoke or alter, in a manner unfavorable to the Optionee hereunder, any Options then outstanding. If not terminated by the Board at an earlier time, then, at such time as all Options outstanding under the Plan have either been exercised, lapsed unexercised, forfeited or cancelled as provided herein, the Plan shall terminate.

         6.3 No Right to Employment. Nothing contained in the Plan or in any instrument under the Plan shall confer upon a Participant any right to continue in the employ of Community or any Subsidiary or limit in any respect the right of Community or of any Subsidiary to terminate the Participant's employment at any time and for any reason.

         6.4      Withholding Taxes.

                  (a) Subject to the provisions of subsection (b), Community will require, as a condition to the exercise of an Option, that a Participant (or other relevant person) pay or reimburse to it any withholding taxes at such time as withholding is required by law.

                  (b) With the approval of the Committee, a Participant may satisfy the withholding obligation described in subsection (a), in whole or in part, by electing to have Community withhold shares of Common Stock (otherwise issuable upon the exercise of an Option) having a fair market value equal to the amount required to be withheld. An election by a Participant to have shares withheld for this purpose shall be subject to such conditions as may then be imposed thereon by any applicable securities law.

         6.5      Listing and Registration of Shares.



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                  (a) No Option granted pursuant to the Plan shall be
exercisable in whole or in part if at any time a majority of the disinterested members of the Board shall determine in its discretion that the listing, registration or qualification of the shares of Common Stock subject to such Option on any securities exchange or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Option or the issue of shares pursuant to its terms, until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to a majority of the disinterested members of the Board.

                  (b) If a registration statement under the Securities Act with respect to the shares issuable under the Plan is not in effect at any relevant time, as a condition of the issuance of the shares, a Participant (or any person claiming under or through a Participant) shall give the Committee a written statement, satisfactory in form and substance to the Committee, that he or she is acquiring the shares for his or her own account for investment and not with a view to their distribution. The Corporation may place upon any stock certificate for shares issued under the Plan such legend as the Committee may prescribe to prevent disposition of the shares in violation of the Securities Act or other applicable law.

         6.6 Disinterested Director. For purposes of this Plan, a director shall be deemed "disinterested" if such person could qualify as a member of the Committee under Section 3.1.

         6.7 Gender; Number. Words of one gender, wherever used herein, shall be construed to include each other's gender, as the context requires. Words used herein in the singular form shall include the plural form, as the context requires, and vice versa.

         6.8 Applicable Law. Except to the extent preempted by federal law, this Plan document, and the Agreements issued pursuant hereto, shall be construed, administered and enforced in accordance with the domestic internal law of the Commonwealth of Pennsylvania.

         6.9 Headings. The headings of the several articles and sections of this Plan document have been inserted for convenience of reference only and shall not be used in the construction of the same.




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